UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Friedland Darlene M.
   2, Bulletin Place #15B
   Sydney, New South Wales, Australia 2000
2. Issuer Name and Ticker or Trading Symbol
   Sirius Satellite Radio Inc. (SIRI)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
The reporting person was a 10% owner prior to the transactions reported herein

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
Common Shares              |1/6/  |S   |V|410000            |D  |(1)        |                   |I     |By spouse                  |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares              |1/10/ |S   |V|8200              |D  |(1)        |                   |I     |By spouse                  |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares              |1/11/ |S   |V|22300             |D  |(1)        |                   |I     |By spouse                  |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares              |1/18/ |S   |V|59500             |D  |(1)        |917250             |I     |By spouse                  |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares              |      |    | |                  |   |           |1417250            |D     |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                                                                                                                                   |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |       |       |Exer-|ation|   Title | Amount   |       |Owned at    |ire|            |
                      |Secu-   |     |    | |   A   | D     |cisa-|Date |         | or Number|       |End of      |ct |            |
                      |rity    |Date |Code|V|       |       |ble  |     |         | of Shares|       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |       |        |     |    |         |         |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1)  See continuation sheet.

                          /s/ Darlene Friedland                       2/10/00
                          ---------------------------                 -------
                          Signature of Reporting Person                Date

CONTINUATION SHEET

Name and Address of Reporting Person
        Darlene M. Friedland
        2, Bulletin Place #15B
        Sydney, New South Wales
        Australia  2000

Issuer Name and Ticker Symbol
        Sirius Satellite Radio Inc. (SIRI)

Statement for Month/Year
        January 2000



The reporting person's spouse, Robert M. Friedland, disposed of the common shares in the following series of Nasdaq transactions:

     Date                        Number of Shares        Price per Share
     ----                        ----------------        ---------------
     January 6, 2000             30,000                  $41.75
                                 15,000                  $41.875
                                 20,000                  $41.9375
                                 40,000                  $42.00
                                 20,000                  $42.125
                                 15,000                  $42.25
                                 20,000                  $41.1125
                                 15,000                  $42.375
                                 20,000                  $42.4375
                                 90,000                  $42.50
                                 10,000                  $42.5625
                                 15,000                  $42.625
                                 35,000                  $42.875
                                 25,000                  $42.9375
                                 15,000                  $43.00
                                  5,000                  $43.75
                                  5,000                  $44.25
                                  5,000                  $44.625
                                 10,000                  $45.00

     January 10, 2000             7,100                  $42.50
                                  1,100                  $42.5625

     January 11, 2000             5,000                  $42.50
                                 15,900                  $42.50
                                    900                  $42.5625
                                    500                  $42.625

     January 18, 2000            53,000                  $42.375
                                  1,000                  $42.50
                                  3,500                  $42.75
                                  2,000                  $43.00



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